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NEWS RELEASE                                                   [HUNTINGTON LOGO]

FOR IMMEDIATE RELEASE
SUBMITTED:  OCTOBER 13, 1999

FOR FURTHER INFORMATION, CONTACT:

MEDIA                                    ANALYSTS
-----                                    --------
KIP EDWARDSON   (614) 480-4433           LAURIE COUNSEL   (614) 480-3878
                                         CHERI GRAY       (614) 480-3803


                  HUNTINGTON BANCSHARES REPORTS 21% INCREASE IN
                      EARNINGS PER SHARE FOR THIRD QUARTER

         COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today reported record third quarter earnings of $105.6 million, or $.46 per common share, representing a 21% increase in earnings per share over the same period last year. Net income and earnings per share were $88.8 million and $.38, respectively, a year ago. For the recent three months, Huntington's return on equity (ROE) was 19.07% and its return on assets (ROA) was 1.45%, up from 16.43% and 1.28%, respectively, in the third quarter of 1998. On a cash basis, earnings per share were $.49, with a corresponding ROE of 29.54% and ROA of 1.59%.

         "Since we announced our restructuring plans a year ago, the company's efficiency has improved markedly," said Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated. "During this same period, we also focused on businesses that will enhance profits over the longer term. Consequently, we have taken a number of strategic actions with a particular emphasis on growing higher-return businesses and redesigning lower-performing units. These steps included expanding our product offerings into new markets, partnering with others where appropriate, or exiting certain activities altogether."

         Wobst continued, "I am particularly pleased our efficiency efforts have been successful, without sacrificing the revenue momentum of the company. Our third quarter results demonstrate we have built a good base on which to grow future earnings."

         Net interest income for the third quarter was $268.4 million, up 7% from the year-ago quarter. Growth in earning assets, particularly in the consumer lending portfolio, drove the increase. Average total loans grew 7%, despite a few large payoffs in the commercial sector. The net interest margin expanded to 4.22%.

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         Non-interest income (excluding securities gains) increased 11%, with substantial improvements noted in several fee-based activities. Huntington's growing network of licensed investment and insurance representatives, coupled with an advertising campaign promoting the company's proprietary annuity product, produced an increase of 45% in brokerage and insurance income. The 28% growth in service charges was a result of higher fee income from retail deposit accounts and higher sales of cash management products targeted to small business customers. The increasing popularity of Huntington's check card product, along with an expanded number of on-line banking customers, contributed to the 24% increase in electronic banking revenue. Huntington has 87,000 Web Bank customers through September 1999, with 13% of its deposit household customers banking on-line.

         Non-interest expense was $206.2 million in the recent three months, down 3% compared with third quarter 1998. Management's emphasis on efficiency continues to deliver results as expenses were up only modestly from last quarter, despite solid revenue growth and strategic spending for new branch offices and marketing programs.

         Credit quality remains strong. Net charge-offs were .39% of total loans for the third quarter, while nonperforming assets dropped to $93.3 million, or
 .47% of total loans and other real estate. Coverage ratios were 378% of nonperforming loans and 316% of nonperforming assets. The allowance for loan losses as a percent of total loans was 1.48% at September 30, 1999.

         Huntington's average equity to average assets was 7.63% in the recent three month period. The company and its bank subsidiary continue to maintain healthy capital positions, exceeding requirements for a "well-capitalized" institution. Tier I and total risk-based capital ratios were 7.31% and 10.61%, respectively, at September 30, 1999.

         Huntington Bancshares is a regional bank holding company headquartered in Columbus, Ohio with assets of $29 billion. The Huntington has more than 133 years of serving the financial needs of its customers.

         The Huntington provides innovative products and services through its more than 600 offices in Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, South Carolina, and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. The Huntington also offers products and services through its technologically advanced, 24-hour telephone bank, a network of more than 1,300 ATMs and its Web Bank at www.huntington.com.

         For faxed copies of current news releases, please call our fax-on-demand service, Company News on Call, at (800) 758-5804 extension 423276.

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FORWARD-LOOKING STATEMENT DISCLOSURE:

         This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the successful integration of acquired businesses; the nature, extent, and timing of governmental actions and reforms; the risks of Year 2000 disruption; and extended disruption of vital infrastructure.

                                       ###
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
                                         HUNTINGTON BANCSHARES INCORPORATED
                                          CONSOLIDATED COMPARATIVE SUMMARY
                                      (in thousands, except per share amounts)

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                                        CONSOLIDATED RESULTS OF OPERATIONS
-------------------------------------------------------------------------------------------------------------------
                                         THREE MONTHS ENDED                      NINE MONTHS ENDED
                                            SEPTEMBER 30,                           SEPTEMBER 30,
                                        ---------------------                -------------------------
                                          1999         1998       CHANGE %      1999           1998        CHANGE %
                                        --------     --------     --------   ----------     ----------     --------
Interest Income                         $516,294     $505,221        2.2%    $1,510,486     $1,498,969        0.8%
Interest Expense                         247,863      253,706       (2.3)       721,386        745,177       (3.2)
                                        --------     --------      -----     ----------     ----------      -----
Net Interest Income                      268,431      251,515        6.7        789,100        753,792        4.7
Provision for Loan Losses                 22,076       24,160       (8.6)        68,407         70,936       (3.6)
Securities Gains                             537       10,615      (94.9)         5,067         28,020      (81.9)
Non-Interest Income                      115,117      104,026       10.7        337,735        301,696       11.9
Non-Interest Expense                     206,189      211,877       (2.7)       610,433        614,997       (0.7)
Provision for Income Taxes                50,233       41,364       21.4        145,928        127,025       14.9
                                        --------     --------      -----     ----------     ----------      -----
NET INCOME                              $105,587     $ 88,755       19.0%    $  307,134     $  270,550       13.5%
                                        ========     ========      =====     ==========     ==========      =====

PER COMMON SHARE AMOUNTS (1)
  Net Income per Common Share
     Basic                              $   0.46     $   0.38       21.1%    $     1.33     $     1.16       14.7%
     Diluted                            $   0.46     $   0.38       21.1%    $     1.32     $     1.15       14.8%
     Diluted - Cash Basis (2)           $   0.49     $   0.41       19.5%    $     1.41     $     1.21       16.5%

  Cash Dividends Declared               $   0.20     $   0.18       11.1%    $     0.56     $     0.50       12.0%

  Shareholders' Equity (period end)     $   9.40     $   9.53       (1.4)%   $     9.40     $     9.53       (1.4)%

AVERAGE COMMON SHARES (1)
     Basic                               230,133      232,886       (1.2)%      230,851        232,721       (0.8)%
     Diluted                             232,015      234,845       (1.2)%      232,853        235,060       (0.9)%

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                                                KEY OPERATING RATIOS
-------------------------------------------------------------------------------------------------------------------
                                        THREE MONTHS ENDED                   NINE MONTHS ENDED
                                           SEPTEMBER 30,                        SEPTEMBER 30,
                                      ----------------------               ----------------------
                                       1999            1998                 1999            1998
                                      ------          ------               ------          ------
Return On:
  Average Total Assets                 1.45%           1.28%                1.43%           1.36%
  Average Shareholders' Equity        19.07%          16.43%               19.01%          17.27%
Efficiency Ratio                      51.02%          56.46%               51.36%          56.80%
Net Interest Margin                    4.22%           4.18%                4.18%           4.24%
Average Equity/Average Assets          7.63%           7.79%                7.54%           7.86%

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                                     CONSOLIDATED STATEMENT OF CONDITION DATA
-------------------------------------------------------------------------------------------------------------------
                                    THREE MONTHS ENDED                    NINE MONTHS ENDED
                                       SEPTEMBER 30,                         SEPTEMBER 30,
                                 -------------------------             -------------------------
                                    1999          1998      CHANGE %      1999          1998      CHANGE %
                                 -----------   -----------  --------   -----------   -----------  --------
Average Total Loans              $20,263,344   $18,958,304     6.9%    $19,945,422   $18,152,311    9.9%
Average Total Deposits           $19,199,254   $19,324,534    (0.6)    $19,134,744   $18,093,514    5.8
Average Total Assets             $28,800,585   $27,514,506     4.7     $28,652,586   $26,643,196    7.5
Average Shareholders' Equity     $ 2,196,977   $ 2,142,963     2.5     $ 2,159,948   $ 2,094,073    3.1

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                                  REGULATORY CAPITAL RATIOS (3) AND ASSET QUALITY
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                                    AT                                                                  AT
                               SEPTEMBER 30,                                                       SEPTEMBER 30,
                             -----------------                                                 -------------------
                              1999       1998                                                    1999        1998
                             ------     ------                                                 -------     -------
Tier I Risk-Based Capital     7.31%      7.35%         Non-performing loans (NPLs)             $78,250     $75,008
                                                       Total non-performing assets (NPAs)      $93,322     $95,820
Total Risk-Based Capital     10.61%     11.18%         Allowance for loan losses/total loans      1.48%       1.50%
                                                       Allowance for loan losses/NPLs           377.78%     381.46%
Tier I Leverage               6.58%      6.51%         Allowance for loan losses and other
                                                         real estate/NPAs                       315.82%     296.69%
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

(1) Adjusted for stock dividends and stock splits, as applicable.
(2) Tangible or "Cash Basis" net income excludes amortization of goodwill and other intangibles, net of income taxes.
(3) Estimated.